United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 12, 2008 (December 9, 2008)

ePlus inc.
(Exact name of registrant as specified in its charter)

Delaware	1-34167	54-1817218
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

13595 Dulles Technology Drive, Herndon, VA 20171-3413
(Address, including zip code, of principal executive offices)

Registrant's telephone number, including area code: (703) 984-8400

Check  the  appropriate  box  below  if the  Form  8-K  filing  is  intended  to simultaneously  satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Amendment to Supplemental Benefit Plans

On December 9, 2008, the Compensation Committee of the Board of Directors of ePlus inc. (the “Company”) approved an Amendment (the “Amendments”) to Supplemental Benefit Plans (“SBPs”) between the Company and three executives, namely Bruce M. Bowen, Executive Vice President, Steven Mencarini, Senior Vice President, and Kleyton Parkhurst, Senior Vice President and Assistant Secretary.  Also on December 9, 2008 the Company and each of the executives executed substantively identical Amendments.  The purpose of the Amendments was primarily to bring the SBPs into compliance with Section 409A of the Internal Revenue Code (“409A”).  Section 409A is a federal tax law enacted in 2004 governing “nonqualified deferred compensation” arrangements.  Section 409A imposes additional tax and penalties on service providers (including employees and directors) if a covered arrangement has not been amended to comply with, or satisfy an exemption from, Section 409A by December 31, 2008.  The Amendments provide that any cash payments and certain benefits to be provided in certain circumstances are subject to a six-month wait period.  As required under 409A, the Amendments also provide for definitive provisions regarding the timing of payments.  Finally, they provide that the executives are solely responsible for any taxes payable under Section 409A and any other taxes payable with respect to any payments made under the SBPs.

The above summary of the material terms of the Amendments is qualified by reference to the text of the form of Amendment which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Employment Agreement with Bruce Bowen

On December 9, 2008, the Compensation Committee also approved an employment agreement with Mr. Bowen (the “Employment Agreement”).  The Employment Agreement was entered into by the Company and Mr. Bowen on December 10, 2008.  The material terms of the employment agreement are summarized below.

The Employment Agreement is effective as of December 9, 2008 and has a term of one (1) year (the “Employment Term”).  If the Employment Term ends without the parties’ entering into a new employment agreement or extending the Employment Term, Mr. Bowen shall continue as an at-will employee.  The Employment Agreement specifies a base annual salary of $330,000, to be effective as of November 21, 2008, which is the date of expiration of Mr. Bowen’s prior employment agreement.  In addition, Mr. Bowen will continue to be eligible for an annual bonus up to 50% of his base salary then in effect under the terms and conditions of the Executive Incentive Plan and certain other benefits such as reimbursement of business expenses.

If Mr. Bowen’s employment is terminated due to death or Incapacity (as defined in the Employment Agreement), the Company will pay any bonus determined by the Compensation Committee in accordance with the Company’s Executive Incentive Plan, and, in the case of Incapacity, an additional amount equal to the greater of (a) an amount equal to one year of his base salary or (b) the balance of his salary through the end of the Employment Term.

Under the terms of the Employment Agreement, the Company may terminate Mr. Bowen’s employment at any time with or without Good Cause (as defined in the Employment Agreement).  If the Company terminates Mr. Bowen’s employment without Good Cause or Mr. Bowen terminates his employment for Good Reason (as defined in the Employment Agreement), then he shall be entitled to (a) payment in an amount equal to one year of his base salary, and (b) continued medical and dental insurance for himself and his dependents through COBRA for a period not longer than one year after termination.  If the Company and Mr. Bowen have not entered into a new employment agreement or extended the Employment Term, and within ten (10) days following the end of the Employment Term, either the Company or Mr. Bowen gives notice of an at-will termination, then he shall be entitled to (a) an amount equal to one year of his base salary and (b) continued medical and dental insurance for himself and his dependents through COBRA for a period not longer than one year after termination.

Mr. Bowen has agreed to non-solicitation, non-compete and confidentiality provisions in his employment agreement.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the Employment Agreement, which is attached as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit 10.1	Form of Amendment to ePlus inc. Supplemental Benefit Plan
Exhibit 10.2	Employment Agreement effective as of December 9, 2008 by and between ePlus inc. and Bruce M. Bowen

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ePlus inc.

By: /s/ Elaine D. Marion
Elaine D. Marion
Date: December 12, 2008	Chief Financial Officer

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